As Filed With The Securities And Exchange Commission On December 13, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------
                               ICROWN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    FLORIDA                          6719                            65-0960459
---------------                -----------------                   -------------
(STATE OR OTHER                (PRIMARY STANDARD                   (IRS EMPLOYER
JURISDICTION OF                    INDUSTRIAL                          NUMBER)
INCORPORATION OR              CLASSIFICATION CODE
 ORGANIZATION)                       NUMBER)

                           ADMIRALTY OFFICE TOWER TWO
                          4400 PGA BOULEVARD, SUITE 505
                          PALM BEACH GARDENS, FL 33410
                                 (561) 627-0677

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ROBERT C. HACKNEY, ESQ.
                             HACKNEY & MILLER, P.A.
                           ADMIRALTY OFFICE TOWER TWO
                          4400 PGA BOULEVARD, SUITE 505
                          PALM BEACH GARDENS, FL 33410
                                 (561) 627-0677

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

--------------------------------------------------------------------------------

                 COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:

                             ROBERT C. HACKNEY, ESQ.
                              JOEL M. MCTAGUE, ESQ.
                             HACKNEY & MILLER, P.A.
                           ADMIRALTY OFFICE TOWER TWO
                          4400 PGA BOULEVARD, SUITE 505
                          PALM BEACH GARDENS, FL 33410
                                 (561) 627-0677

        Approximate date of commencement of proposed sale to the public:

   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462
(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------ ---------------------------- --------------------------- ----------------------------
TITLE OF EACH CLASS OF         AMOUNT TO BE REGISTERED      PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE
SECURITIES TO BE REGISTERED                                 PRICE PER UNIT              OFFERING PRICE
------------------------------ ---------------------------- --------------------------- ----------------------------
Common Stock                   2,000,000                    $10                         $20,000,000
------------------------------ ---------------------------- --------------------------- ----------------------------
Common Stock Purchase          2,000,000                    -0-                         -0-
Warrants
------------------------------ ---------------------------- --------------------------- ----------------------------

(1) Registration fee enclosed herewith. Estimated solely for purposes of calculating the registration fee under Rule 457 (f)

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

PROSPECTUS (SUBJECT TO COMPLETION)

Issued December 13, 1999

                                 2,000,000 UNITS

                EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                  and ONE CLASS A COMMON STOCK PURCHASE WARRANT

                               iCROWN CORPORATION
--------------------------------------------------------------------------------
        iCrown, Corporation, a Florida corporation (the "Company"), has registered 2,000,000 Units, aggregating 2,000,000 shares of its Common Stock (the "Common Stock") and 2,000,000 Class A Common Stock Purchase Warrants (the "Class A Warrants"), with each Class A Warrant exchangeable for one share of Common Stock at $15 per share for a nine month period after the date of this prospectus and $20 thereafter, which may from time to time be offered by this Prospectus principally in connection with the acquisition, directly or indirectly, of an ownership interest in other entities. Such shares may be issued in exchange for the shares of capital stock (by merger or otherwise), partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, or in exchange for assets used in or related to the business of such entities. In general, the terms of such acquisitions will be determined by direct negotiations between the representatives of the Company and the owners of the businesses or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by the Company. Under some circumstances, however, the Company may issue shares of Common Stock covered by this Prospectus to pay brokers' commissions incurred in connection with acquisitions.

         The Company has filed a Registration Statement on Form S-4 (including all amendments and documents incorporated by reference, the "Registration Statement"), under the Securities Act of 1933, as amended ("the Securities Act"), with the Securities and Exchange Commission (the "SEC") covering up to 2,000,000 shares of the Common Stock offered hereby and 2,000,000 Class A

Common Stock Purchase Warrants. This Prospectus does not cover any resale of Common Stock or Common Stock Purchase Warrants, and no person is authorized to make use of this Prospectus in connection with any such resale or distribution.

         The Common Stock has not yet begun trading on a national market, but the Company will apply for NASDAQ and Chicago Stock Exchange listings under the proposed ticker symbol "ICRC." See "Risk Factors" and "Description of Securities of the Company."

--------------------------------------------------------------------------------

        AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE
              OF RISK - SEE "RISK FACTORS" BEGINNING ON PAGE ____

--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THIS ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                The date of this prospectus is December ___, 1999

                              AVAILABLE INFORMATION

         The Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, as well as at the following SEC Regional Offices: Seven World Trade Center, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed tot he SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549.

         The Company has filed the Registration Statement under the Securities Act covering the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration

Statement and the exhibits thereto, which may be inspected without charge at the office of the SEC at 450 Fifth Street, NW, Washington, DC, 20549, and copies of which may be obtained from the SEC at prescribed rates.

         The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC. The address of such site is http://www.sec.gov.

FORWARD LOOKING STATEMENTS

         This Prospectus and the documents incorporated herein by reference contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. All statements, trends, analyses and other information contained in this Prospectus relative to trends in net sales, gross margin, anticipated expense levels and liquidity and capital resources, as well as other statements including, but not limited to, words such as "anticipate," "believe," "plan," "estimate," "expect," "seek" and "intend," and other similar expressions, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include, among others, those set forth herein under "Risk Factors." Particular attention should be paid to the cautionary statements involving the Company's lack of operating history, the unpredictability of its future revenues, the unpredictable and evolving nature of its business model, the intensely competitive internet service industry and the risks associated with capacity constraints, systems development, management of growth, acquisitions, any new products and international or domestic business expansion. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers, however, should review carefully the factors set forth in other reports or documents that the Company will file with the SEC from time to time.

                                   THE COMPANY

         THE INDUSTRY

         The "Internet industry" includes companies from various sectors, including Internet access providers, companies that develop software tools to access the Internet and facilitate secure Internet transactions, and companies that manufacture personal computers and other hardware used in conjunction with the Internet. The Internet industry also includes companies engaged in electronic commerce, publishing companies that provide information on the Internet, and companies that supply information such as games, music and video, on the Internet. The types of companies that comprise the Internet industry will change as technology and applications change and develop. iCrown has loosely divided the Internet industry into seven sectors: 1. E-commerce; 2. Media/content; 3. Internet technology; 4. Infrastructure; 5. Access; 6. Services; and 7. Hub/virtual community.

         The Internet has been subject to rapid growth in the past ten years, and the last half in particular. Internet and Internet related companies have seen their valuations increase disproportionately with the growth of e-commerce. Some Internet related mutual funds, for example, have returned between 58% and 298%1. The Company, although not a mutual fund or investment holding company, believes the returns and results will be similar to Internet and Internet related mutual funds. Though many analysts do not expect these return to continue in the years to come and industry wide slow down is expected, the Company expects that even if there were a slow down in the Internet industry, the technologies would still be essential to life in the years to come and a sound long-term investment.

         BUSINESS OF THE COMPANY

         iCrown, Inc., ("iCrown" or "the Company") is a Florida corporation in the primary business to acquire developmental stage and established Internet and Internet related companies and assets. To date, Crown has not engaged in an active trade or business since its inception. The Company is searching currently for at least one active trade or business in which to acquire at least a majority interest. Although the Company's primary long term focus is the Internet, it may invest in non-internet related assets when Management believes that it is advisable to do so.

         The Company expects that at least 55% of its value and net income after taxes will be derived from majority owned subsidiaries of the issuer who are not investment companies in themselves and therefore believes itself exempt from the Investment Company Act of 1940. The Company plans on remaining exempt for the near future. No more than 45% of the value of the company will be invested in non-majority owned common and preferred stock of companies engaged in Internet and Internet related businesses. These companies may or may not be publicly traded.

         The Company expects two separate streams of revenue going forward. One revenue stream will be from the as yet to be identified majority owned operational subsidiaries. The other revenue stream will be from the Company's portfolio of Internet and Internet related securities.

--------
         1 Monument Technology A Fund has a 58% one year return, and Firsthand Technology Innovators Fund had a 298% one year return, both as of December 1, 1999.

MAJORITY OWNED OPERATIONAL SUBSIDIARIES

         Presently, the Company is researching and investigating the acquisition of at least one majority owned operational subsidiary that is involved in an Internet or Internet related business that is identified as belonging to one of the seven sectors.

PORTFOLIO OF INTERNET AND INTERNET RELATED SECURITIES

PRINCIPAL INVESTMENT STRATEGIES FOR INTERNET RELATED SECURITIES

The Company's strategy to achieve its goal is to invest in companies that provide products or services designed for the Internet. Management believes that the Internet offers unique investment opportunities because of its ever-growing popularity among business and personal users alike. The company intends to invest in common stock whose research and development efforts with respect to Internet usage may result in higher stock values.

CAPITAL APPRECIATION POTENTIAL

Management believes that capital appreciation potential is highest in the small cap stocks that are involved in the Internet. Management is of the opinion that the introduction of cutting edge product lines and innovative services frequently come from small companies. According to CDA/Wiesenberger, an independent information services firm, small company stocks have historically provided higher returns over the long term than both large company stocks and fixed income securities. For example, an investment of $1 in small cap stocks in 1926 would have grown to $7,343 in 1997, exceeding large company stocks by over $5,500. Small cap stocks outperformed their large cap counterparts in 96% of each twenty year period beginning in 1926.

         THE MODEL PORTFOLIO. No more than 45% of the value of the company will be invested in non-majority owned common and preferred stock of companies engaged in Internet and Internet related businesses. For these non-majority owned common and preferred stock investments, the Company's investment objective is to generate long-term capital appreciation by investing in the stocks of public companies with primary business operations in seven sectors of the Internet industry identified by Management. In order to test the Company's investment objective, Management has identified companies that it has designated as the Model Portfolio. The Model Portfolio and has achieved a pro-forma gain of 156% between December 31, 1998 and November 30, 1999. However, these pro-forma results are not necessarily indicative of the likely future performance of the Company. The Company is designed for long-term investors who understand and are willing to accept the risk of loss involved in seeking long-term capital appreciation in large and small public companies and in start-up private companies.

         iCrown has signed an advisory contract with Crown Capital Advisors, Inc., ("Crown Capital"), a related entity. The contract allows for periodic payments for services provided by Crown Capital. Crown Capital is exempt from registration from the Investment Advisors Act of

1940 and expects to remain exempted in the near future.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, investors should consider carefully the following risk factors before making an investment decision concerning the Common Stock. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "seek: and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements.

         An investment in the Common Stock offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus, should be considered carefully before acquiring the Common Stock offered hereby.

NO OPERATING HISTORY

         The Company was incorporated in November, 1999, and accordingly, the Company has no operating history on which to base an evaluation of its business and prospects. There is no assurance that the Company can find or develop operating subsidiaries within the Internet field. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of Internet related acquisitions. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, implement and successfully execute its business and marketing strategy and it's expansion into new product and geographic markets, continue to develop and upgrade its technology, establish, maintain and continuously update its web site, provide superior customer service and fulfillment, respond to competitive developments and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

ABSENCE OF MARKET

At the present time, there is no public market for the Company's Common Stock and subsequent to this offering there is no assurance that a market will develop. The Company will apply for listing on the National Association of Security Dealer's Automated Quotation Service, Inc. ("NASDAQ") and the Chicago Stock Exchange to commence after this offering.

NO DIVIDENDS ANTICIPATED

The Company does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. It is currently anticipated that earnings, if any, will be used to finance the development and expansion of the Company's business.

UNPREDICTABILITY OF FUTURE REVENUES; POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

         As a result of the Company's absence of an operating history and the emerging nature of the markets in which it will compete, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues and are to a large extent fixed. Sales and operating results depend generally upon the volume of, timing of and ability to respond to client requests, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service, marketing or acquisition decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations.

         The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include (i) the development, announcement or introduction of new sites, services and products by the Company and its competitors, (ii) the level of use of the Internet, online services and computer software and increasing consumer acceptance of the Internet, (iii) the Company's ability to upgrade and develop its systems and infrastructure, (iv) the Company's ability to attract new personnel in a timely and effective manner, (v) the Company's ability to manage effectively its development of new business segments and markets, (vi) the Company's ability to successfully manage the integration of operations and technology of acquisitions or other business combinations, (vii)technical difficulties, system downtime or Internet brownouts, (viii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (ix) governmental regulation and taxation policies, (x) disruptions in service by common carriers due to strikes or otherwise, and (xi) general economic conditions and economic conditions specific to the Internet. These factors may also affect the Company's majority owned subsidiaries as well as its portfolio investments.

         The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional business seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer.

         Because of the foregoing factors, in one or more future quarters the Company's operating results may fall below the expectations of securities analysts or investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.

COMPETITION

         Since the Internet and Internet related businesses are relatively new, the market is rapidly evolving and intensely competitive, and that competition will intensify in the near future. There can be no assurances that the Company will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may increase the competitive pressures of the Company.

COMPUTER SYSTEMS AND OPERATION RISKS

         The Company's business may depend on the efficient and uninterrupted operation of the computer and communications hardware systems of its future majority owned subsidiaries and its portfolio companies. Such systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquakes, hurricanes, and other similar events that are outside of the Company's control. Any system interruption would reduce the attractiveness of the Company's product and service offerings and could, therefore, materially adversely affect the Company. Any inability or delay in appropriately upgrading its systems and infrastructure would also have a material adverse effect on the Company.

RISKS OF BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

         The Company will expand its operations by acquiring majority owned subsidiaries, entering into business combinations, investments, joint ventures or other strategic alliances with third parties. Any such transaction would be accompanied by risks commonly encountered in such transactions, which could include, among others, the difficulty of assimilating the operations, technology and personnel of the combined companies, the potential disruption of the Company's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies and the impairment of relationships with existing employees and customers. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments, joint ventures or other strategic alliances, or that such transactions would not have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE

         The Internet, and computer technology in general, are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies and the emergence of new industry standards and practices that could adversely affect the Company's future majority owned subsidiaries and/or its portfolio investments. If the company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, such inability could have a material adverse effect on the company's business, prospects, financial condition and results of operation.

DEPENDENCE ON KEY PERSONNEL

         The company's performance is substantially dependent on the continued services and on the performance of its senior management and other key personnel, particularly Donald W. Miller and Robert C. Hackney. The Company does not have long-term employment agreements with any of its key personnel and maintains no "key person" life insurance policies. The loss of the services of its executive officers or other key employees could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

DEPENDENCE ON INTERNET AND COMPUTER GROWTH

         The Company's long term viability is substantially dependent upon the widespread consumer acceptance and use of the Internet as a medium of commerce. Use of the Internet as a means of effecting retail transactions as well as marketing is at an early stage of development, and demand and market acceptance for recently introduced services and products over the Internet is very uncertain.

         The Internet's viability as a commercial marketplace could be adversely affected by delays in the development of services or due to increased government regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally. If the use of the Internet does not continue to grow or grows more slowly than expected, or if the infrastructure for the Internet does not effectively support growth that may occur, the Company would be materially adversely affected.

YEAR 2000 COMPLIANCE RISK

         The Company will use computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions. Computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the years 2000 and 1900. Failure to address this problem could result in system failures and the generation of erroneous data. In addition, the Company cannot predict the effect of the Year 2000 problem on the entities with which the Company transacts business, and there can be no assurance that the effect of the Year 2000 problem on such entities will not have a material adverse effect on the Company's business, financial condition or results of operations.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

         The Company is not currently subject to direct regulation by any domestic or foreign government agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to access to Internet carriers and online commerce. Due to the increasing popularity and use of the Internet and other online services, however, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's costs of doing business, or otherwise have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, prospects, financial condition and result of operations.

INVESTMENT REGULATION

         At the present time, the Company believes itself exempt from the Investment Holding Company Act of 1940 and the corresponding Florida statute by relying on certain exemptions. The Company intends on maintaining its exempt status, however, there is no guarantee it will do so. The exemptions may be modified and/or abolished by government agencies responsible for Rule making, though the Company is not aware of any attempts to do so.

         Furthermore, the Company believes the Investment Advisor, Crown Capital Advisors, Inc., is exempt from the Investment Advisors Act of 1940 and the corresponding Florida statute by relying on certain exemptions. Crown Capital Advisors intends on maintaining its exempt status.

         In the event that either Company loses their exempt status, the Companies plan on correcting the problem either by modifying the corporate structure or by applying for the appropriate licenses.

PORTFOLIO RISK

SMALLER CAPITALIZED COMPANIES. All of the Company's assets that are invested in non-majority owned companies may be invested in smaller capitalized public companies (of less than $100 million market capitalization) as well as private companies. While the Management believes that such companies offer greater potential for earnings growth and capital appreciation, investment in such companies involves greater risks. Furthermore, the securities in such companies may be traded less frequently and in smaller lots than larger companies and, consequently, be susceptible to larger price movements, and the securities of private companies will have no liquid market.

INVESTMENT OBJECTIVE RISK. Current income is incidental to the Company's investment objective. The Company is designed for long-term investors who understand and are willing to accept the risk of loss involved in investing in a Company seeking long-term capital appreciation. Investors should consider their investment goals, their time horizon for achieving them, and their tolerance for risks before investing in the Company. If an investor seeks an aggressive approach to capital growth and accepts the above average level of price fluctuations that this Company is expected to experience, this Company could be an appropriate part of overall investment strategy. The Company should not be used as a trading vehicle and should not be used as a complete investment program.

Management believes that because of continuing rapid advances in technologies, an investment in a range of companies in the Internet and Internet related companies will offer substantial opportunities for long-term capital appreciation. The technology area continues to expand dramatically, both through increasing demand for existing products and services and the broadening and development of the technology market. Nevertheless, the price of common stocks of such companies is subject to market risk and may decline.

The Company is of the opinion that the expansion of technology areas, however, also provides a favorable environment for investment in small to medium capitalized companies. The Company's investment policy is not limited to any minimum capitalization requirement, and the Company may hold securities without regard to the capitalization of the issuer.

                            MANAGEMENT OF THE COMPANY

Following are summaries of the background of the Directors of the Company.

         DONALD W. MILLER, 46, has been a director and the President of the Company since its inception. Since August, 1997, he has been a partner in the law firm of Hackney & Miller, P.A. Mr. Miller has practiced business, real estate and corporate law since 1981. From June, 1994 until August 1997, he was the sole shareholder in the law firm of Donald W. Miller P.A. representing domestic and international companies in relation to mergers and acquisitions, business financing and corporate management. From 1984 until 1994, Mr. Miller was the President and Chief Executive Officer of First Partners Investment Corporation responsible for the acquisition, financing, development, asset management and brokerage of investment-grade real estate. Mr. Miller received his JD from Michigan State University's T. M. Cooley School of Law, and his Bachelor of Arts degree in Business Administration from the University of Miami. He is a member of The Florida Bar, the State Bar of New Jersey, the Palm Beach County Bar Association and was chosen for the first class of Leadership Palm Beach County.

         PETER V. DE SANCTIS, 43, has been a director of the Company since its inception. Since 1989, Mr. De Sanctis has been a Shareholder in Hixon, Marion, Powell & De Sanctis, P.A., a regional certified public accounting firm with offices in North Miami Beach and Palm Beach Gardens,

Florida. Mr. De Sanctis has worked in the field of public accounting since 1975. Prior to his association with his present accounting firm, he was associated with the "Big Six" firm of Coopers & Lybrand, as well as the international firm of Grant Thornton. He has served as Chief Financial Officer of Associated Mortgage Investors which is a publicly held diversified real estate company principally engaged in real estate development, property management and investment partnership syndication. During his service as Chief Financial Officer, Associated Mortgage Investors held in excess of $100,000,000 of assets. Mr. De Sanctis graduated from the Bernard M. Baruch College where he obtained his Bachelor of Business Administration degree. He is a member of the American and Florida Institutes of Certified Public Accountants, the New York State Society of Certified Public Accountants and is listed in the Who's Who Registry.

         ROBERT C. HACKNEY, 49, has been a director, and the Secretary/Treasurer, of the Company since its inception. For two decades his corporate and securities law practice has included public and private securities offerings, mergers and acquisitions, tender offers, and complex corporate transactions. Since January, 1997, he has been a partner in the law firm of Hackney & Miller, P.A. Mr. Hackney also serves on the Board of Directors of Micro Typing Systems, Inc., a Johnson & Johnson affiliate that manufactures medical diagnostic products. From June, 1995 until January 1997, he was the sole shareholder in the law firm of Robert C. Hackney & Associates, Chartered. From November, 1988, until June, 1995, Mr. Hackney was a partner in the law firm of DeSantis, Gaskill & Hunston P. A., in North Palm Beach, Florida. From January 1996 until December 1996, he also served as a director of Net Lnnx, Inc., an Internet Service Provider and from January 1996 until August, 1996, he also served as its President. He is a former securities fraud prosecutor and state securities regulator. Mr. Hackney is a member of The Florida Bar, the United States District Court, Southern District of Florida, the United States District Court, Middle District of Florida, the United States Court of Appeals for the Fifth Circuit, and the United States Court of Appeals for the Eleventh Circuit. He received his Juris Doctor degree from Stetson University College of Law and his Bachelor of Arts degree from Florida State University. He has lectured and authored several books in the area of corporate and securities law, including "The Complete Guide to Mergers & Acquisitions," (1989), "An Insider's Guide to Non-Bank Business Financing" (1990), and "Firesale! Advice on Buying Financially Distressed Companies" (1991). Mr. Hackney is a member of United States Senator Connie Mack's Senate Roundtable and is listed in the Who's Who Registry.

         ROBERT MOREYRA, 41, has been a director of the Company since its inception. Since May, 1999, Mr. Moreyra has been responsible for The First American Investment Banking Corporation's Investment Banking Group, which includes capital raising, capital restructuring, mergers and acquisitions advice and investor relations assistance activities. Prior to joining First American, Mr. Moreyra was Vice President of Corporate Finance with William R. Hough & Co., one of the largest regional investment banking firms in the southeastern United States, from December, 1997 until May, 1999. From January 1996 until May, 1997, Mr. Moreyra was a Director with Tunstall Consulting, Inc., a corporate financial consulting firm specializing in strategic and financial planning for high-growth companies seeking capital from institutional lenders and investment banks. From 1986 until January, 1996, Mr. Moreyra served as Chief Executive Officer of Pardue, Heid, Church, Smith & Waller, Inc. which during his tenure grew to be the country's largest privately held real estate consulting firm. Mr. Moreyra is a frequent lecturer on the topic of strategic planning and corporate finance to groups such as Inc. Magazine, The Executive Committee
(TEC), Watermark International, and numerous colleges and universities. Mr. Moreyra received his M.B.A. from the University of Central Florida and is also a graduate of Florida International University where he received his B.B.A. majoring in Finance. He is a member of the University of Florida's Graduate School of Business Advisory Board, and serves on numerous corporate boards of directors.

DIRECTORS COMPENSATION

No Compensation has been paid to any directors for service in such capacity in the past, and no such compensation is presently payable to directors, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. At such time as the Board of Directors deems appropriate, the Company intends to adopt an appropriate policy to compensate non-employee directors, in order to attract and retain the services of qualified non-employee directors.

1999 EQUITY INCENTIVE PLAN

         The iCrown 1999 Equity Incentive Plan (the "Plan") was approved by the Board of Directors and the shareholders on November 30, 1999. The following summary of the Plan is qualified in its entirety by reference to the complete text of the Plan.

         The Plan is intended to promote the interests of the Company and its shareholders by (a) attracting and retaining key employees, consultants and non-employee directors of the Company, (b) motivating such individuals by means of performance-related incentives to achieve long-term performance goals, (c) enabling such individuals to participate in the long-term growth and financial success of the Company, and (d) linking compensation to the long-term interests of the shareholders.

         The Plan is designed so that certain awards granted thereunder may comply with the requirements of performance-based compensation under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation's tax year: the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement ("Covered Officers"). Compensation that qualifies as "performance-based" compensation is, however, exempt from the $1 million deductibility limitation. For compensation granted pursuant to the Plan to qualify for this exemption, among other things, the material terms under which the compensation is to be paid must be disclosed to and approved by shareholders in a separate vote prior to payment, and the compensation must be paid solely on account of the attainment of preestablished, objective performance goals. Accordingly, if the Plan is approved by shareholders and the other conditions of
Section 162(m) relating to performance-based compensation are satisfied, certain compensation paid to Covered Officers pursuant to the Plan will not fail to be deductible under Section 162(m).

General

         The Plan provides for the granting of awards to such employees and consultants of the Company and its affiliates as the committee of the Board (the "Committee") appointed to administer the Plan may select from time to time. In addition, non-employee directors are eligible to receive the non-employee director awards described below.

         Subject to the adjustment provisions described below, an aggregate of 2,000,000 shares of common stock are reserved for issuance of awards under the Plan, of which 1,000,000 are reserved for issuance of awards other than stock options. Such shares may be authorized but unissued common stock or common stock held in the Company's treasury or a combination thereof. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for other awards under the Plan.

         In the event that stock options or other awards are exercised by delivery of shares of common stock or awards are satisfied by the withholding of shares of common stock, the number of shares available for awards under the Plan will be increased by the number of shares so delivered or withheld. In addition, shares of common stock underlying awards granted solely as an assumption of, or substitution for, outstanding awards previously granted by a separate entity acquired by the Company, or with which the Company combined, will not be counted against the shares of common stock available for awards under the Plan, unless otherwise required by Section 16 of the Securities Exchange Act of 1934.

         Subject to the adjustment provisions described below, the total number of shares of common stock subject to Options (as defined below) granted to any participant in the Plan during any calendar year may not exceed 500,000; PROVIDED, HOWEVER, that during the initial year of the Plan or in the calendar year in which a participant commences employment with the Company, the total number of shares of common stock subject to Options (as defined below) granted to such participant may not exceed 1,000,000.

         In the event that the Committee determines that any dividend, other distribution, recapitalization, stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares of common stock or other securities of the Company, issuance of warrants or other rights to purchase shares of common stock or other securities of the Company, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate to prevent dilution or enlargement of the benefits under the Plan, then the Committee shall make such adjustments as it deems equitable to the number and kind of shares of Company securities that may thereafter be issued in connection with awards, the limit on individual awards, the number and kind of shares of Company securities subject to each outstanding award, and the exercise price of each award. In addition, if deemed appropriate, the Committee shall provide for an equivalent award.

         Awards under the Plan may be made in the form of (a) incentive stock options (which are designed to satisfy the applicable requirements set forth in Section 422 of the Code), (b) non-qualified stock options (incentive stock options and non-qualified stock options are collectively referred to as "Options"), (c) restricted stock, (d) restricted stock units, (e) performance awards, (f) other stock-based awards, including dividend equivalent rights, and (g) non-employee director awards.

Administration

         The Plan will be administered by the Committee, which will be the Compensation Committee unless the Board appoints a different committee (which may include the entire Board) to administer the Plan. The Committee is authorized, among other things, to interpet and administer the provisions of the Plan, to select the person to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the Plan.

Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or an affiliate, or to a committee of such officers or managers, certain of its authorities under the Plan, but solely with respect to participants who are not officers or directors of the Company for purposes of, or who are not otherwise subject to, Section 16 of the Securities Exchange Act of 1934.

Awards under the Plan

Stock Options

         Option granted pursuant to the Plan will be exercisable at such time or times, and subject to such other terms and conditions as the Committee determines, in the applicable award agreements or thereafter. The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Committee; PROVIDED, HOWEVER, that the option exercise price may be no less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable in cash (or its equivalent), or by surrender of shares of common stock owned by the participant for at least six months, having a fair market value on the date of exercise equal to the option exercise price, or by any combination of the foregoing. In addition, a participant may elect to pay all or any portion of the aggregate exercise price by having shares of common stock with a fair market value on the date of exercise equal to the aggregate option exercise price withheld by the Company or sold by a broker-dealer. Options may not be exercisable after the expiration of ten years from the date of grant.

Restricted Stock

         The Committee may grant restricted shares of common stock ("Restricted Stock") to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals and forfeiture provisions) as the Committee may determine, in its discretion. Except for restrictions on transfer and such other restrictions as the Committee may impose, participants will have all the rights of a shareholder with respect to the restricted stock, including dividend and voting rights, unless the Committee determines otherwise.

Restricted Stock Units

         The Committee may grant restricted stock units ("Restricted Stock Units") to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals and forfeiture provisions) as the Committee may determine, in its discretion. Each Restricted Stock Unit has a value equal to the fair market value of one share of common stock. Restricted Stock Units may be paid out in cash, shares of common stock or other considerations, as determined by the Committee, upon the lapse of the applicable restrictions.

Performance Awards

         The Committee may grant performance awards to such persons, in such amounts, and subject to such terms and conditions as the Committee may determine, in its discretion. Peformance awards may be denominated in cash or shares of common stock, valued, as determined by the Committee, based on the achievement of performance goals over performance periods to be determined by the Committee, and paid, at such time and in such form as the Committee may determine, in the form of a lump sum or installments, or on a deferred basis, in accordance with procedures established by the Committee.

Other Stock-Based Awards

         The Committee may grant other stock-based awards valued in whole or in part by reference to, or otherwise based on, common stock, including dividend equivalent rights, as the Committee deems consistent with the purposes of the Plan. Subject to the provisions of the Plan, the Committee will determine the persons to whom such other stock-based awards will be granted and all the terms and conditions of such awards.

Section 162(m) Awards and Performance Goals, Generally

         With respect to performance awards, and specifically, awards intended to comply with Section 162(m), the Plan is designed so that a committee satisfies the applicable requirements of Section 162(m) may establish performance goals expressed in terms of the achievement of any one or more of the following performance measures; earnings before interest, taxes, depreciation and/or amortization; operating income or profits; return on equity, assets, capital employed or investment; after tax operating income; net income; earnings or book value per share; cash flow(s); total sales or revenue, or sales or revenues per employee; production (separate work units); stock price or total shareholder return; dividends, strategic business objectives, consisting of one or more objectives based

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

Name of Beneficial Owner            Amount and Nature of Ownership              Percent of Ownership
Crown Capital Holdings, Inc.                 2,000,000                                  100%

Total                                        2,000,000                                  100%


                            DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

The Company is authorized to issue 300,000,000 shares of Common Stock, $.0001 par value per share, and 50,000,000 shares of Preferred Stock, $.0001 par value per share. At November 30, 1999, there were 2,000,000 shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. All shares of Common Stock outstanding are validly issued, fully paid and non-assessable.

COMMON STOCK

VOTING RIGHTS. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of Common Stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of the directors of the Company.

DIVIDEND POLICY. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefore and subject to the rights, if any, of the holders of outstanding shares of preferred stock. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of Preferred Stock.

CLASS A COMMON STOCK PURCHASE WARRANTS

GENERAL. Our Class A Warrants may be exercised at any time during the period commencing 30 days after this offering and ending on the second anniversary date of the date of this prospectus, the expiration date. Each Class A Warrant entitles the holder to purchase one share of our Common Stock at an exercise price during the nine month period after the date of this prospectus for $15.00 per share and $20.00 thereafter, subject to adjustment upon the occurrence of certain events as provided in the warrant certificate and summarized below. A Class A Warrantholder will not be deemed to be a holder of the underlying common stock for any purpose until the warrant has been exercised.

     SEPARATE TRANSFERABILITY. Our Class A Warrants are detachable and separately transferable commencing on a date determined by the Company within 30 days of the effective date of this offering.

     REDEMPTION. We have the right, commencing six months after the date of this prospectus, to redeem the Class A Warrants issued in the offering at a redemption price of $.25 per warrant after providing 30 days' prior written notice to the warrant holders, if the average closing bid price of the common stock equals or exceeds $12.00 for ten consecutive trading days ending within 15 days prior to the date of the notice of redemption. We will send the written notice of redemption by first class mail to warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our warrants. No other form of notice or publication or otherwise will be required. If we call the warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date or the right to exercise will lapse.

     EXERCISE. A Class A Warrant holder may exercise our warrants only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of common stock underlying our Class A Warrants are qualified for sale under the securities laws of the state in which the holder resides.

     Our Class A Warrants may be exercised by delivering to our transfer agent the applicable warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised. Fractional shares of common stock will not be issued upon exercise of our redeemable warrants.

    ADJUSTMENTS OF EXERCISE PRICE. The exercise price is subject to adjustment if we declare any stock dividend to stockholders, or effect any split or share combination with respect to our Common Stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to this stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a warrant or, if we elect, an adjustment of the number of warrants outstanding.

PREFERRED STOCK

The Company also has the right to issue up to 50,000,000 shares of Preferred Stock. This Preferred Stock may have such rights and preferences that are greater than the Company's Common Stock. As of the date of this Prospectus, no Preferred Stock has been issued. The board of directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of preferred stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such shares, of each such series.

INDEMNIFICATION PROVISIONS OF FLORIDA LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Florida law. Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S POISON PILL PLAN, THE EQUITY INCENTIVE PLAN, AND FLORIDA LAW

POISON PILL.

On November 30, 1999, the Board of Directors (the "Board") of iCrown Corporation (the "Company") declared a dividend of one purchase warrant (a "warrant") for every outstanding share of the Company's Common Stock, $.0001 par value (the "Common Stock"). The Warrants will be distributed on December 30, 1999 to stockholders of record as of the close of business on that date (the "Dividend Record Date"). The terms of the Warrants are set forth in the Warrants Agreement dated as of November 30, 1999, (the "Warrants Agreement") between the Company and North American Transfer Co., as Warrants Agent (the "Warrants Agent"). The Warrants Agreement provides for the issuance of one Warrant for every share of Common Stock issued and outstanding on the Dividend Record Date and for each share of Common Stock which is issued or sold after that date and prior to the "Distribution Date" (as defined below).

        Each Warrant entitles the holder to purchase from the Company one share of Common Stock at a price of $.10 per share, subject to adjustment. The Warrants will expire on December 30, 2009 (the "Expiration Date"), or the earlier redemption of the Warrants, and are not exercisable until the Distribution Date.

        No separate Warrants certificates will be issued at the present time. Until the Distribution Date (or earlier redemption or expiration of the Warrants), (i) the Warrants will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Dividend Record Date upon transfer or new issuance of the Company's Common Stock will contain a notation incorporating the Warrants Agreement by reference and (iii) the surrender for transfer of any of the Company's Common Stock certificates will also constitute the transfer of the Warrants associated with the Common Stock represented by such certificate.

        The Warrants will separate from the Common Stock and Warrants certificates will be issued on the Distribution Date. Unless otherwise determined by a majority of the Board then in office, the

Distribution Date will occur on the earlier of (i) the tenth business day following the later of the date of a public announcement that a person, including affiliates or associates of such person (an "Acquiring Person"), except as described below, has acquired or obtained the Warrant to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock or the date on which an executive officer of the Company has actual knowledge that an Acquiring Person became such (the "Stock Acquisition Date") or (ii) the tenth business day following commencement of a tender offer or exchange offer that would result in any person together with its affiliates and associates owning 15% or more of the Company's outstanding Common Stock. In any event, the Board of Directors may delay the distribution of the certificates. After the Distribution Date, separate certificates evidencing the Warrants ("Warrant Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and such separate Warrants Certificates alone will evidence the Warrants.

        If, at any time after December 30, 1999, any person or group of affiliated or associated persons (other than the Company and its affiliates) shall become an Acquiring Person, each holder of a Warrant will have the Warrant to receive shares of the Company's Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value of one hundred times the exercise price of the Warrant. Also, in the event that after the Stock Acquisition Date the Company was acquired in a merger or other business combination, or more than 25% of its assets or earning power was sold, each holder of a Warrant would have the Warrant to exercise such Warrant and thereby receive common stock of the acquiring company with a market value of one hundred times the exercise price of the Warrant. Following the occurrence of any of the events described in this paragraph, any Warrants that are, or (under certain circumstances specified in the Warrants Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void.

        The Board may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Warrants for shares of Common Stock at an exchange ratio of one share of Common Stock per Warrant, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after November 30, 1999 (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). The Board, however, may not effect an exchange at any time after any person (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or any subsidiary of the Company or (iv) any entity holding Common Stock for or pursuant to the terms of any such plan), together with all affiliates of such person, becomes the beneficial owner of 50% or more of the Common Stock then outstanding. Immediately upon the action of the Board ordering the exchange of any Warrants and without any further action and without any notice, the Warrant to exercise such Warrants will terminate and the only Warrant thereafter of a holder of such Warrants will be to receive that number of shares of Common Stock equal to the number of such Warrants held by the holder multiplied by the Exchange Ratio.

        The exercise price of the Warrants, and the number of shares of Common Stock or other securities or property issuable upon exercise of the Warrants are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain Warrants or warrants to subscribe for shares of the Common Stock or convertible securities at less than the current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding cash dividends paid out of the earnings or retained earnings of the Company and certain other distributions) or of subscription Warrants (other than those referred to above).

        At any time prior to the earlier of the Distribution Date or the Close of Business on the Expiration Date, the Company, by a majority vote of the Board then in office, may redeem the Warrants at a redemption price of $.01 per Warrant (the "Redemption Price"), as described in the Warrants Agreement. Immediately upon the action of the Board electing to redeem the Warrants, the Warrant to exercise the Warrants will terminate and the only right of the holders of Warrants will be to receive the Redemption Price.

        Until a Warrant is exercised, the holder thereof, as such, will have no Warrants as a stockholder of the Company, including, without limitation, the Warrant to vote or to receive dividends.

        The Warrants Agreement may be amended by the Board at any time prior to the Distribution Date without the approval of the holders of the Warrants. From and after the Distribution Date, the Warrants Agreement may be amended by the Board without the approval of the holders of the Warrants in order to cure any ambiguity, to correct any defective or inconsistent provisions, to change any time period for redemption or any other time period under the Warrants Agreement or to make any other changes that do not adversely affect the interests of the holders of the Warrants (other than any Acquiring Person or its affiliates and associates, or their transferees).

        The form of Warrants Agreement dated as of December 30, 1999, between the Company and North American Transfer Co., as Warrants Agent, specifying the terms of the Warrants (including as exhibits the form of the Warrants Certificate and the Summary of Warrants) is attached hereto as an exhibit. The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrants Agreement, which is incorporated herein by reference.

EQUITY INCENTIVE PLAN

         Additionally, the company's Equity Incentive Plan allows for all options and awards in the company's equity to vest upon a "change in control" as defined by the plan.

FLORIDA LAW

         The laws of the State of Florida, where the company's principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Florida Statutes 607.0901 to 607.0903 is an "affiliated transaction" statute which prevents certain hostile and coercive merger devices. An affiliated transaction is a significant transaction (e.g., merger, a sale of more than 5% of the assets, issuance of an additional 5% of stock, or dissolution) with a shareholder who owns more than 10% of the outstanding stock of a company. In additional to any approval required by law, the company charter, or by the interests given to either bondholders to stockholders by operation of an agreement, an affiliated transaction must also be approved by either a majority of the corporations disinterested directors, or two thirds of the remaining disinterested shareholders. There are three exceptions to this rule. First, the affiliated transaction statute can be avoided if the minimum price paid to the shareholders is at least equal to the highest price paid by an interested shareholder in the past two years. Second, if the interested shareholder has owned more than 80% of the corporation's outstanding shares for at least five years before the affiliated transaction occurs, the statute does not apply. Third, the statute would not apply if the interested shareholder owned more than 90% of the outstanding shares when the affiliated transaction occurs. Additionally, a corporation may elect to opt out of the statute; iCrown has not yet chosen this option.

TRANSFER AGENT. North American Transfer Co., has been appointed the transfer agent of the Company's Common Stock and Preferred Stock.

Exchange and Nasdaq Listing

         The Company plans on applying for a listing on the NASDAQ system immediately upon completion of this offering. In the meantime, the Company has made an initial application for listing on the Chicago Stock Exchange under the symbol "ICRC".

                               iCROWN CORPORATION
                         (a development stage company)

                               NOVEMBER 30, 1999

                          INDEX TO FINANCIAL STATEMENT
                                                                           Pages
                                                                           -----
Report of Independent Certified Public Accountants                          F-2

Balance Sheet                                                               F-3

Statement of Operations                                                     F-4

Statement of Changes in Stockholders' Equity                                F-5

Statement of Cash Flows                                                     F-6

Notes to Financial Statements                                               F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders iCrown Corporation

We have audited the accompanying balance sheet of iCrown Corporation (a development stage company) as of November 30, 1999, and the related statements of income, changes in stockholders' equity and cash flows for the period November 8, 1999 (inception) to November 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iCrown Corporation, (a development stage company) as of November 30, 1999, and the results of its operations and cash flows for the period from November 8, 1999 (inception) to November 30, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statement have been prepared assuming the Company will continue as a going concern. However, the Company has minimal capital resources presently available to meet obligations, which normally can be expected to be incurred by similar companies, and with which to carry out planned activities. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                Sweeney Gates & Co.
West Palm Beach, Florida
December 1, 1999
                               iCrown Corporation
                          (a development stage company)
                                  BALANCE SHEET
                                NOVEMBER 30, 1999

                                     ASSETS
                                     ------
Current Assets:

         Cash                                                               $ 1,000
                                                                            -------
         Total current assets                                                 1,000
                                                                            -------
                                                                            $ 1,000
                                                                            =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current liabilities:

         Accounts payable                                                   $    --
                                                                            -------
                  Total current liabilities                                      --
                                                                            -------
Stockholders' equity:

         Preferred stock, $.0001 value, 50,000, 000 shares
           Authorized, none issued and outstanding                               --
         Common stock, $.0001 par value, 300,000,000 shares authorized,
           2,000,000 shares issued and outstanding                              200
         Additional paid-in capital                                           1,400
         Deficit accumulated during the development stage                      (600)
                                                                            -------
           Total stockholders' equity                                         1,000
                                                                            -------
                                                                            $ 1,000
                                                                            =======

   The accompanying notes are an integral part of these financial statements.

                               ICROWN CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS

                                                        November 8
                                                            1999
                                                         (inception)
                                                           through
                                                         November 30
                                                             1999
                                                         -----------
Revenues                                                 $        --

General and administrative expenses                              600
                                                         -----------
Net loss                                                 $      (600)
                                                         ===========

Loss per share of common stock, basic and diluted        $        --
                                                         -----------
Weighted average number of common shares outstanding       2,000,000
                                                         -----------

   The accompanying notes are an integral part of these financial statements.

                               ICROWN CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                           DEFICIT
                                                                                                         ACCUMULATED
                                        PREFERRED STOCK              COMMON STOCK           ADDITIONAL   DURING THE
                                       ------------------       -----------------------      PAID-IN     DEVELOPMENT
                                        SHARES    AMOUNT         SHARES        AMOUNT        CAPITAL        STAGE        TOTALS
                                       --------  --------       ---------     ---------      --------      --------      -------
Balance at November 8, 1999,                 --  $     --              --     $      --      $     --      $     --      $    --
  (inception)
   Issuance stock                            --        --       2,000,000           200           800            --        1,000
   Contribution to capital                   --        --              --            --           600                        600
   Net loss                                  --        --              --            --            --          (600)        (600)
                                       --------  --------       ---------     ---------      --------      --------      -------
Balance, November 30, 1999                   --  $     --       2,000,000           200      $  1,400      $   (600)     $ 1,000
                                       ========  ========       =========     =========      ========      ========      =======

   The accompanying notes are an integral part of these financial statements.

                               ICROWN CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS

                                                                     November 8,
                                                                       1999
                                                                    (inception)
                                                                      through
                                                                    November 30,
                                                                       1999
                                                                    -----------
Cash flows from operating activities:
         Net loss                                                    $  (600)
                                                                     -------
                  Net cash used in operating activities                  600
                                                                     -------
Cash flows from financing activities:
         Proceeds from issuance of common stock                          200
         Proceeds from additional paid-in capital                      1,400
                                                                     -------
                  Net cash provided by financing activities            1,600
                                                                     -------

Net increase in cash                                                   1,000

Cash at beginning of period                                               --
                                                                     -------
Cash at end of period                                                $ 1,000
                                                                     =======
Supplemental disclosures:
         Cash paid for interest during the period                    $    --
                                                                     -------
         Cash paid for income tax during the period                  $    --
                                                                     -------

   The accompanying notes are an integral part of these financial statements.

                               ICROWN CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                NOVEMBER 30, 1999

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION -iCrown Corporation (the "Company") was incorporated in the State of Florida on November 8, 1999.

DEVELOPMENT STAGE ACTIVITIES - The Company has been in the development stage since its inception. It has conducted no business other than to organize as a corporation. It intends to seek and acquire merger partners that have ongoing operations.

INCOME TAXES - The Company accounts for income taxes on an asset and liability approach to financial accounting. Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities. The Company has made no provision for taxes because there has not been any taxable profit or losses since its inception.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LOSS PER SHARE - Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), requires presentation of earnings or loss per share on basic and diluted earnings per share. The company has potentially dilutive shares; however, because the Company has a loss, the shares are deemed anti-dilutive. Loss per share is computed by dividing net income by the weighted average number of shares outstanding during the period.

ORGANIZATION COSTS - In April 1998, the Accounting Standards Executive Committee released Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that start-up costs, including organizational costs, be expensed as incurred. The Company expensed all start-up costs.

2.       GOING CONCERN CONTINGENCY

The Company has minimal capital available to meet future obligations and to carry out its planned operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

In order to begin any significant operations, the Company will have to pursue other sources of capital, such as raising equity as discussed in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.       CAPITALIZED AND SALE OF STOCK

The Company has authorized the issuance of preferred stock. The rights and provisions of the preferred stock will be set by the board of directors at the time the stock is issued.

The Company's issued 2,000,000 shares of common stock for $1000. At the same time, the purchaser of the stock contributed to capital $600 for organizational expenses.

The Company has authorized an antitakover plan. On November 30, 1999, the board of directors declared a dividend of one purchase warrant for every outstanding share of the Company's common stock to be distributed on December 30, 1999 to stockholders of record on that date. Each warrant entitles the holder to purchase from the Company one share of common stock at a price of $.10 per share, subject to adjustment. The warrants will expire on December 30, 2009. The warrants will separate from the common stock and warrant certificates will be issued on the distribution date defined as the earlier of (i) the tenth business day following the later of the date of public announcement that a person has acquired beneficial interest of 15% or more of the outstanding shares of common stock or (ii) the tenth business day after the announcement of a tender offer for 15% or more of the outstanding common stock.

4.       SUBSEQUENT EVENTS

Subsequent to the balance sheet date, the Company expects to file a registration statement with the Securities and Exchange Commission to offer units consisting of 2,000,000 additional shares of common stock and 2,000,000 warrants. The warrants are exercisable at $15 per share during the nine months period after the date of the filing and $20 thereafter. The warrants expire on the fifth anniversary date of the filing. These shares being registered are to be used in an exchange offer for securities of public companies.

                                  LEGAL MATTERS

         The legality of the Common Stock being offered hereby will be passed upon for the Company by Hackney & Miller, P.A., Admiralty Office Tower Two, 4400 PGA Boulevard, Suite 505, Palm Beach Gardens, FL 33410.

                                     EXPERTS

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                 2,000,000 UNITS
                                  iCROWN, INC.

                                COMMON STOCK AND
                     CLASS A COMMON STOCK PURCHASE WARRANTS
--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------
                                     , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Florida Statute Section 607.0850 provides that a corporation may indemnify directors and officers, as well as other employees and agents, along with a director, officer, employee or agent against of another corporation, partnership, joint venture, trust, or other enterprise, against expenses incurred in legal proceedings connected with their service to the corporation, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, had no reasonable cause to believe his or her conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits

         EXHIBIT NO.             DESCRIPTION
         -----------             -----------
         3.0         Articles of Incorporation
         3.1         Articles of Amendment to Articles of Incorporation
         3.2         Bylaws
         4.0         Specimen Stock Certificate
         4.1         Form of Class A Common Stock Purchase Warrant Agreement
         4.2         Form of Warrant Agreement
         5.0         Legal Opinion
         10.0        Lease Agreement
         10.1        Investment Advisory Agreement with Crown Capital
                     Advisors, Inc.
         10.2        iCrown Corporation 1999 Equity Incentive Plan
         23.1 Consent of Sweeny Gates & Co., independent certified public accountants
         23.2        Consent of Hackney & Miller, P.A. (included in Exhibit 5.0)

         (b) Financial Statement Schedules
                  Not Applicable

ITEM 22.  UNDERTAKINGS

         The undersigned registrant hereby undertakes as follows:

         (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) Every prospectus that (i) is filled pursuant to paragraph (1) immediately preceding or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of any amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant will deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirement of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, will deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The registrant will respond to requests for information that is incorporated by reference into the prospectus pursuant to Item of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) The registrant will supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to the registration statement would itself qualify for an exemption under Section 5 of the Securities Act of 1933, absent the existence of other similar (prior or subsequent) transactions.

         (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (8) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  ( C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement or any material change to such information in the registration statement.

         (9) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (10) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                    SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this registration statement to be signed by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on December 10, 1999.

                               iCrown Corporation

                                  By: /S/DONALD W. MILLER
                                      ---------------------------
                                      Donald W. Miller, President

                                POWER OF ATTORNEY

The undersigned constitute and appoint Donald W. Miller their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-4 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                           Title                              Date

/S/PETER V. DESANCTIS               Director                  December 10, 1999
---------------------
Peter V. DeSanctis

/S/ ROBERT MOREYRA                  Director                  December 10, 1999
---------------------
Robert Moreyra

/S/ ROBERT C. HACKNEY               Secretary/Treasurer       December 10, 1999
---------------------               and Director
Robert C. Hackney

                                  EXHIBIT INDEX

EXHIBIT                  DESCRIPTION
-------                  -----------
 3.0     Articles of Incorporation
 3.1     Articles of Amendment to Articles of Incorporation
 3.2     Bylaws
 4.0     Specimen Stock Certificate
 4.1     Form of Class A Common Stock Purchase Warrant Agreement
 4.2     Form of Warrant Agreement
 5.0     Legal Opinion
 10.0    Lease Agreement
 10.1    Investment Advisory Agreement with Crown Capital Advisors, Inc.
 10.2    iCrown Corporation 1999 Equity Incentive Plan
 23.1    Consent of Sweeny Gates & Co., independent certified public accountants
 23.2    Consent of Hackney & Miller, P.A. (included in Exhibit 5.0)